Exhibit 4.14

Registered Trademark Sub-License Agreement

Place of Execution: Taiyuan, Shanxi
Date of Execution: June 9, 2010
Licensor (hereinafter referred to as “Party A”): Chongqing Yu Zhong Commerce Co., Ltd
Address: 6F, 50 Mid Xing Hua Road, Fuling District, Chongqing

Licensee: (hereinafter referred to as “Party B”): Taiyuan Basic Points Commerce Co., Ltd
Address: Room 2-405, 69#Building, Dongmi Center, Yingze District, Taiyuan, Shanxi Province

WHEREAS, Party A is in possession of the right to sub-license the Registered Trademark with certain value which Party B desires to obtain a license of the said trademark for use. In accordance with the relevant regulations under the Contract Law of the People’s Republic of China, the Trademark Law of the People’s Republic of China, the Parties through friendly consultation hereby agree as follows for mutual compliance and implementation hereof.

Article 1              Definition
To avoid the discrepancy of both Parties in interpretation, in respect of the words and technical terms in relation to the Agreement and the attachments, the Parties hereby make the following identification as follows:
1.1
“Registered Trademark” shall mean the Trademark registered with the Trademark Office of the State Administration for Industry and Commerce of the People’s Republic of China (the “Trademark” referred to hereinafter shall mean the Registered Trademark, unless otherwise stated).

1.2	“Sub-licensor” shall mean the Person who shall be granted the trademark sub-license right by the Trademark owner in the PRC.
1.3	“Licensee” shall mean natural person, legal person or any other organization that needs to legally use the trademark of others.
1.4	“Trademark Use” shall mean the activities in relation to the labeling, using, promotion, presentation of the Trademark.

Article 2              Scope of License
2.1	Licensed Trademark
(1)	Name of the Licensed Trademark: CC c.Comeliness
(2)	Registered No. of the Licensed Trademark: 3123742
(3)	Country of Region within which the Licensed Trademark is allowed to use: the People’s Republic of China
(4)	Design of the Licensed trademark:CC c.comeliness
(5)	Term of the Licensed trademark: December 21, 2003 to December 20, 2013

2.2	Type of Licensed Trademark: Trademark of Commercial Goods
Goods: Class XIV: amulet (jewelry); silver ornament; bracelet (jewelry); necklace (gem); coin; diamond; gem (jewelry); ring (jewelry); ornament (jewelry); pearl (jewelry).

2.3	Licensed Method of Use
It is agreed that, Party B may use the Trademark as described under Article 2.1 by means of the licensed method of use as permitted by the laws.
2.4	Type of Licensed Use:
It is agreed that, the Registered Trademark under the Agreement is exclusively granted license, under which Party B may be authorized to grant its subsidiary and Taiyuan Basic Points Commerce Co., Ltd. and its subsidiary to use the Trademark under Article 2.1 hereof.
2.5	License Term:
The License Term shall start from the effective date of this License Agreement and end on December 20, 2013.

2.6	Delivered Documents
Party A shall within 10 days as of the effective date of this License Agreement deliver the Registration Certificate, the Sub-license Agreement and the copies of other related documents of the Trademark described under the Article 2.1 of this Agreement.
2.7	Applicable Scope
The rights and obligations of Party B under the Agreement shall also be applicable to the subsidiaries of Party B and Party B shall ensure the performance thereof.

Article 3              License Fees
Party A agrees that Party B may use the Trademark described under Article 2.1 hereof for free within the term of this Agreement (Party A may charge license fees subject to mutual consultations).

Article 4              Trademark Printing
Except for the Parties agree that signs of the Trademark used by Party B shall be provided by Party A, where Party B requires printing the trademarks within the term of the Agreement, it shall be deemed as Party A has authorized Party B to print these signs of the Trademark.  In addition, Party A shall have the right to supervise these signs of the Trademark printed by Party B to ensure the quality thereof.

Article 5              Quality of Goods
5.1
While using the goods bearing the Trademark under Article 2 hereof, Party B shall indicate the name and place of origin of Party B. Party B undertakes that the quality of the goods bearing the Trademark under Article 2 hereof shall be of a relatively high standard and will not affect the good will of Party A and the Trademark per se.

5.2
Within the term of this Agreement, Party A and its authorized representative shall be entitled to examine the quality of the goods bearing the Trademark under Article 2 hereof, and Party B shall take necessary measures to fulfill the requirements of Party A for quality standards and otherwise. If Party B’s activities or sales do not conform to the above requirements, it shall forthwith take the remedial measures after the receipt of Party A and its authorized representative.

Article 6              Warranties and Undertakings
6.1	Party A’s warranties:
(1)	Party A warrants that it has the authority to license the Trademark as described under Article 2.1 hereof.
(2)
Party A warrants that if there is any infringement by Party B using the Trademark under Article 2 hereof alleged by a third party during the performance of the Agreement, Party A shall be responsible to negotiate with the third party and Party B will render its assistance accordingly.

(3)	Party A warrants that any legal and economic liability caused by the trademark infringement alleged by a third party shall be assumed by Party A.

6.2	Party B’s warranties:
(1)	Party B warrants that it will render necessary assistance to Party A to maintain the right owned by Party A to the Trademark under Article 2 hereof.
(2)	Party B warrants that it will not change the work, design of the Trademark under Article 2 hereof or any combination of the above.

Article 7              Change of the Agreement
7.1
In case Party A is changed or terminated and the sub-license right to the Trademark is to be assigned or transferred for that reason, the Agreement shall be performed continuously by the successor of Party A, and if Party A has no successor, the Agreement shall be terminated automatically.

7.2	Any change, modification to the provisions of the Agreement during the performance hereof shall be subject to the agreement by both Parties through negotiation and upon signature of written documents.

Article 8              Termination
8.1	Neither party shall cancel this Agreement within the term of the Agreement, unless as provided by the laws.
8.2
Party B shall present a written report to Party A within 30 days prior to the expiration of the term hereof or within 30 days following the receipt of the termination notice, to specify the quantities and types of the goods in the possession and still in process.

8.3	Party B may deal with or sell the goods which have been produced or are in process.
8.4
Party A is entitled to an on-site examination to ensure the stock inventory status and the accuracy of the report.  If Party B refuses to be so examined by Party A, Party B will lose the right to deal with the stock.

8.5
Upon the termination or expiration of the Agreement, Party A is entitled to use the Registered Trademark; and Party B shall not continue to use the Registered Trademark or any similar trademark unless under the circumstance of Article 8.2.

Article 9              Dispute Settlement
All disputes arising out of or in connection with this agreement shall be settled by both Parties amicably, failing which, either party shall have the right to bring the dispute to the competent People’s Court.

Article 10           Confidentiality
10.1
The Parties shall keep in confidence the trade secrets and related confidential information either of them has been acknowledged during the negotiation and performance of the Agreement.  If either party is suffered any loss of its economic benefits due to the disclosure of the other party, the party shall be liable to make compensation.

10.2
If either party is requested to provide the above mentioned trade secrets by the judicial authority and other national institution in accordance with the laws, the providing party shall give a prior notice to the other party and also send a written advice to the relevant institution for information confidentiality.

Article 11           Force Majeure
11.1
If an event of force majeure or any other accidental event has occurred, or performance of the Agreement has been caused impossible, unnecessary or meaningless, either party may dissolve this Agreement.

11.2
If any party suffered an event of force majeure or any other accidental event fails to fulfill this Agreement, whether in whole or in part, dissolve or delay the performance of the Agreement, such event shall be notified to the other party in writing supported by relevant evidence within 5 days.

Article 12           Effectiveness and Filing
The Agreement shall take effect as of the date of being signed and sealed by both Parties or their respective legal representatives, authorized representatives. The Licensor will file the copy of the Agreement within 3 month of signature of the Agreement to the Trademark Office for record.

Article 13           Counterparts
The Agreement shall be made in three (3) counterparts, each of which has the same legal effect. Each of the Parties shall hold one (1) counterpart, while the other counterpart filed with the Trademark Office within 3 months of signature of the Agreement.

Party A: Chongqing Yu Zhong Commerce Co., Ltd (sealed)
Legal representative or authorized representative:

Party B: Taiyuan Basic Points Commerce Co., Ltd (Sealed)
Legal representative or authorized representative: